EXHIBIT 99.1

NEWS FROM

For more information contact:

Kate Lowrey

Director, Investor Relations

ESCO Technologies Inc.

(314) 213-7277

ESCO ANNOUNCES FISCAL 2019 RESULTS

- GAAP EPS $3.10 (Includes Doble Building Gain, net of Defined Charges) -

- Adjusted EPS $3.13 (Tops Guidance and Consensus / 13 Percent above 2018) –

ST. LOUIS, November 19, 2019 – ESCO Technologies Inc. (NYSE: ESE) (ESCO, or the Company) today reported its operating results for the fourth quarter (Q4 2019) and fiscal year ended September 30, 2019 (2019).

On November 18, 2019, the Company announced the divestiture of its Technical Packaging segment under a separate release, where it expects to receive $187 million in gross cash proceeds and finalize the transaction as soon as customary regulatory items are completed.

The financial results presented include certain non-GAAP financial measures such as EBIT, EBITDA, Adjusted EBITDA and Adjusted EPS, as defined within the “Non-GAAP Financial Measures” described below. Any non-GAAP financial measures presented are reconciled to their respective GAAP equivalents.

Management believes these non-GAAP financial measures are useful in assessing the ongoing operational profitability of the Company’s business segments, and therefore, allow shareholders better visibility into the Company’s underlying operations. See “Non-GAAP Financial Measures” described below.

Earnings Summary – Full Year

2019 GAAP EPS of $3.10 per share included $0.19 per share from a gain on the sale of Doble’s headquarters building in Watertown, Massachusetts, offset by $0.22 per share of charges related to cost reduction actions taken in Technical Packaging and at Doble, costs incurred to move the aircraft / aerospace business from VACCO to PTI, and one-time purchase accounting charges related to the July 2019 acquisition of Globe Composite Solutions, LLC (Globe). The $0.03 per share of net discrete items was excluded when determining 2019 Adjusted EPS of $3.13 per share. 2019 GAAP net earnings were $81 million.

2018 GAAP EPS of $3.54 per share reflected the favorable net impact of the December 2017 “Tax Cuts and Jobs Act” (U.S. Tax Reform) which resulted in a tax benefit of $0.94 per share, partially offset by $0.17 per share of cost reduction / restructuring and move costs. The net effect of excluding the $0.77 per share of discrete items resulted in 2018 Adjusted EPS of $2.77 per share. 2018 GAAP net earnings were $92 million.

2019 Adjusted EPS topped Management expectations and increased 13 percent over 2018 Adjusted EPS.

2019 Adjusted EBITDA was $151 million, an increase of 9 percent over 2018 Adjusted EBITDA of $139 million, led by Filtration and Test which increased 18 percent and 8 percent, respectively.

Earnings Summary – Q4

Q4 2019 GAAP EPS was $0.95 per share and Q4 2019 Adjusted EPS was $1.09 per share, excluding the $0.14 per share of one-time purchase accounting charges related to the Globe acquisition and the Q4 portion of the cost reduction actions described above.

Q4 2018 GAAP EPS was $1.09 per share and Q4 2018 Adjusted EPS was $1.22 per share, excluding $0.13 per share of charges related to the prior year’s cost reduction actions, and the true-up of income tax expense resulting from the implementation of U.S. Tax Reform.

Q4 2019 Adjusted EBITDA was $51 million compared to $52 million in Q4 2018.

Operating Highlights

•	Net sales increased $41 million (5.4 percent) to $813 million in 2019 compared to $772 million in 2018.

•	On a segment basis, 2019 Filtration sales increased 14 percent from 2018 (10.5 percent excluding Globe). Aerospace sales (PTI, Crissair, and Mayday) increased $32 million (19 percent) in 2019 driven by higher OEM build rates and strong after-market demand, partially offset by lower navy sales at VACCO due to revenue recognition timing on several large programs. Test sales increased $6 million (3 percent) in 2019 resulting from strong orders throughout 2019 and the completion of several large projects. USG sales from Doble increased $8 million (6 percent), while NRG’s sales to renewable energy customers decreased nearly $10 million, resulting in a net decrease in USG sales. Technical Packaging sales decreased nominally resulting from solid growth in domestic medical / pharm sales, offset by delayed new product introductions in Europe.

•	SG&A expenses increased in 2019 as a result of higher spending on R&D / new product development, additional sales commissions, normal cost of living adjustments, and the addition of Globe. Both periods’ SG&A spending represents approximately 21 percent of net sales.

•	Entered orders were $905 million in 2019 (book-to-bill of 1.11x) and were $279 million during Q4 2019 (book-to-bill of 1.18x) which resulted in an ending backlog of $475 million at September 30, 2019, an increase of $92 million, or 24 percent, from September 30, 2018.

•	The effective income tax rate (GAAP and Adjusted) was 21 percent in 2019 and was favorably impacted by certain tax strategies implemented during 2019.

•	2019 net cash provided by operating activities was $105 million resulting in $224 million of net debt outstanding (total borrowings, less cash on hand) at September 30, 2019 with a 1.68x leverage ratio. Q4 2019 net cash provided by operating activities was $68 million resulting from strong earnings and favorable working capital management.

Chairman’s Commentary – 2019

Vic Richey, Chairman and Chief Executive Officer, commented, “I’m pleased with how we ended the year as our results once again came in above expectations and we delivered 13 percent Adjusted EPS growth over prior year. We had solid operational performance across the Company as we exceeded our sales, Adjusted EBIT, and Adjusted EPS commitments set at the beginning of the year. Our Filtration business was the clear winner in 2019 as the segment, when excluding Globe, exceeded profit expectations by 9 percent, with Test and Doble also beating profit expectations and delivering strong results.

“We improved our 2019 Adjusted EBITDA by 9 percent and increased our margins from 2018, while generating record cash flow from operations. Our entered orders were another bright spot as we booked over $900 million of new business during the year and grew our backlog by 24 percent, which sets us up nicely for growth in 2020.

“The Globe acquisition announced in early July is off to a great start as they performed better than we projected. I’m very happy with the early stages of the integration, and I’m looking forward to Globe’s continuing growth as part of ESCO. The strong leadership team, dedicated employees, and great products are an excellent addition to our portfolio and enable us to create additional avenues for meaningful sales growth across our shared customer base.

“On the M&A front we continue to evaluate a robust pipeline of opportunities and continue to work these aggressively, and I remain hopeful that we will be able to add to our portfolio. Consistent with our history, we will remain prudent and committed to our disciplined approach of balancing ROIC and protecting our balance sheet.

“The Doble headquarters relocation from Watertown to Marlborough is nearly complete and we expect to be moved in and fully operational in the next few weeks. The Doble team is looking forward to having all of its Boston area staff co-located in a single, customer-friendly facility as this will further enhance our operational efficiency and effectiveness, while lowering our facility operating costs.

“I’m pleased with the way we wrapped up 2019, and we plan to build on the successes we achieved this year and expect to continue benefitting from our disciplined operating culture heading into 2020. Our solid market positions and tangible growth opportunities across the Company provide us with a favorable view of the future with our goal remaining unchanged – to increase long-term shareholder value.”

Dividend Payment

The next quarterly cash dividend of $0.08 per share will be paid on January 17, 2020 to stockholders of record on January 2, 2020.

Board of Directors

Effective November 13, 2019, the Company added an additional independent director, Gloria L. Valdez to the Company’s Board of Directors.

Ms. Valdez retired in 2018 after 32 years of civilian service with the Department of the Navy and the Department of Homeland Security. Prior to her retirement she served as Deputy Assistant Secretary of the Navy for Ships within the Office of the Assistant Secretary of the Navy for Research, Development and Acquisition. In this capacity, Ms. Valdez was responsible for executive oversight of all naval shipbuilding programs, major ship conversions, and the maintenance, modernization and disposal of in-service ships.

Ms. Valdez holds a Master of Science degree in Management from Florida Institute of Technology as well as a Bachelor of Science in Mechanical Engineering from the University of New Mexico, and was selected to serve on the Company’s Board due to her extensive management experience in the navy and defense markets, which will allow her to assist the board in guiding strategy from the highest level.

Adding a new director further enhances Corporate Governance, facilitates board refreshment, and adds new and relevant experience supplementing existing independent director oversight.

Business Outlook – 2020 Adjusted Basis

Given the pending sale of the Technical Packaging business, beginning with the Q1 2020 results of operations, the segment’s operating results, balance sheet and cash flows will be reported as Discontinued Operations, and therefore, will be excluded from the Business Outlook comparisons to 2019 described below.

The Discontinued Operations impact, as well as the expected after-tax gain on the sale of Technical Packaging will be excluded from the calculation of Adjusted EBIT, Adjusted EBITDA and Adjusted EPS in the reporting of the 2020 and 2019 results.

The net proceeds from the sale will be used to pay down debt, thereby significantly increasing liquidity and enhancing the Company’s ability to complete future acquisitions.

Additionally, later in 2020, Management plans to use a portion of the net proceeds to fully fund, terminate, and annuitize the defined benefit pension plan currently maintained by the Company. Annuitizing this non-strategic liability through an insurance company will eliminate both equity market risk and interest rate volatility, thereby reducing our costs and eliminating future cash payments. The defined benefit plan was frozen in 2003 and no additional benefits have been accrued since that date. The accounting impact of terminating and annuitizing the pension will also be excluded from the calculation of Adjusted EBITDA and Adjusted EPS.

Management continues to see meaningful net sales, Adjusted EBIT, and Adjusted EBITDA growth across each of the Company’s business segments and anticipates growth rates in 2020 and beyond that will generally exceed the broader industrial market. The growth described below is expected to be enhanced by additional M&A contributions throughout the year.

Management’s expectations for growth in 2020 compared to 2019, excluding the results of Technical Packaging in both periods, are as follows:

•	Net sales from continuing operations are expected to increase 9 to 10 percent on a consolidated basis, with Filtration growing 13.5 to 14.5 percent, USG growing 7 to 8 percent and Test growing 4 to 5 percent;

•	Adjusted EBIT is expected to increase approximately 11 to 12 percent with Adjusted EBIT margins at 14 to 15 percent of sales;

•	Adjusted EBITDA is expected to increase approximately 12 to 13 percent with Adjusted EBITDA margins increasing nearly a full point;

•	Interest expense is expected to be lower than 2019, and will be impacted by the timing (date) of closing and the amount of the final after-tax cash proceeds received on the sale of Technical Packaging;

•	Non-cash depreciation and amortization of intangible assets is expected to increase approximately $5 million, or $0.15 per share after-tax, related to previous acquisitions and capital spending;

•	Income tax expense is expected to increase in 2020 as Management is projecting a 23 to 24 percent effective tax rate calculated on higher pretax earnings, compared to the 20.3 percent effective tax rate used in calculating 2019 Adjusted EPS (excluding Technical Packaging). The higher effective tax rate negatively impacts 2020 Adjusted EPS by approximately ($0.10) per share;

•	In summary, and excluding Technical Packaging, Management projects 2020 Adjusted EPS to be in the range of $3.20 to $3.30 per share (compared to 2019 Adjusted EPS of $2.95 per share, excluding the 2019 results of Technical Packaging). This increase reflects meaningful sales, Adjusted EBITDA and Adjusted EPS growth, partially offset by the additional depreciation and amortization charges and incremental tax expense as noted above.

On a quarterly basis and consistent with prior years, Management expects 2020 revenues and Adjusted EPS to be more back half weighted resulting in the second half of the year being stronger than the first half.

Management expects Q1 2020 Adjusted EPS to be in the range of $0.35 to $0.40 per share. The timing of quarterly sales and earnings throughout the year, coupled with the discrete charges incurred within the respective quarters will impact quarterly comparability.

Conference Call

The Company will host a conference call today, November 19, at 4:00 p.m. Central Time, to discuss the Company’s 2019 results and the packaging segment divestiture. A live audio webcast will be available on the Company’s website at www.escotechnologies.com. Please access the website at least 15 minutes prior to the call to register, download and install any necessary audio software. A replay of the conference call will be available on the Company’s website noted above or by phone (dial 1-855-859-2056 and enter the pass code 2935058).

Forward-Looking Statements

Statements in this press release regarding the timing and amounts of the Company’s expected quarterly, 2020 full year and beyond results, revenue and sales growth, sales, EPS, Adjusted EPS, EPS growth, cash, EBIT, Adjusted EBIT, Adjusted EBIT margins, Adjusted EBITDA margins, Adjusted EBITDA, interest expense, income tax expense, effective tax rate, non-cash depreciation and amortization of intangible assets, liquidity, actions in regard to the Company’s frozen defined benefit plan, the realization of operational efficiencies, the Company’s competitiveness , the Company’s ability to increase operating margins, realize financial goals and increase shareholder value, the success of acquisition efforts, the sale of and expected proceeds from the pending divestiture and use of those proceeds, the long-term success of the Company, and any other statements which are not strictly historical are “forward-looking” statements within the meaning of the safe harbor provisions of the federal securities laws.

Investors are cautioned that such statements are only predictions and speak only as of the date of this release, and the Company undertakes no duty to update them except as may be required by applicable laws or regulations. The Company’s actual results in the future may differ materially from those projected in the forward-looking statements due to risks and uncertainties that exist in the Company’s operations and business environment including but not limited to those described in Item 1A, “Risk Factors”, of the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2018, and the following: to the failure to obtain regulatory approval of the Company’s sale of the Technical Packaging business, contractual disputes with the buyer of the Company’s Technical Packaging business; the success of the Company’s competitors; weakening of economic conditions in served markets; changes in customer demands or customer insolvencies; competition; intellectual property rights; technical difficulties; delivery delays or defaults by customers; material changes in the costs and availability of certain raw materials; the appropriation, allocation and availability of Government funds; the termination for convenience of Government and other customer contracts; the timing and content of future contract awards or customer orders; performance issues with key customers, suppliers and subcontractors; labor disputes; the impacts of natural disasters on the Company’s operations and those of the Company’s customers and suppliers; changes in laws and regulations, including but not limited to changes in accounting standards, taxation requirements, and new or modified tariffs; changes in interest rates; costs relating to environmental matters arising from current or former facilities; financial exposure in connection with Company guarantees of certain Aclara contracts; the availability of select acquisitions; and the uncertainty regarding the ultimate resolution of current disputes, claims, litigation or arbitration.

Non-GAAP Financial Measures

The financial measures EBIT, EBITDA, Adjusted EBITDA and Adjusted EPS are presented in this press release. The Company defines “EBIT” as earnings before interest and taxes, “EBITDA” as earnings before interest, taxes, depreciation and amortization, “Adjusted EBITDA” as EBITDA excluding certain defined charges, and “Adjusted EPS” as GAAP earnings per share (EPS) excluding the net impact of the items described above which were $0.03 per share in 2019.

EBIT, EBITDA, Adjusted EBITDA and Adjusted EPS are not recognized in accordance with U.S. generally accepted accounting principles (GAAP). However, Management believes that EBIT, EBITDA and Adjusted EBITDA are useful in assessing the operational profitability of the Company’s business segments because they exclude interest, taxes, depreciation and amortization, which are generally accounted for across the entire Company on a consolidated basis. EBIT is also one of the measures used by Management in determining resource allocations within the Company as well as incentive compensation. The presentation of EBIT, EBITDA, Adjusted EBITDA and Adjusted EPS provides important supplemental information to investors by facilitating comparisons with other companies, many of which use similar non-GAAP financial measures to supplement their GAAP results. The use of non-GAAP financial measures is not intended to replace any measures of performance determined in accordance with GAAP.

ESCO, headquartered in St. Louis, Missouri: Manufactures highly-engineered filtration and fluid control products for the aviation, navy, space and process markets worldwide, as well as composite-based products and solutions for navy, defense and industrial customers; is the industry leader in RF shielding and EMC test products; provides diagnostic instruments, software and services for the benefit of industrial power users and the electric utility and renewable energy industries; and, produces custom thermoformed packaging, pulp-based packaging, and specialty products for medical and commercial markets. Further information regarding ESCO and its subsidiaries is available on the Company’s website at www.escotechnologies.com.

ESCO TECHNOLOGIES INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Operations (Unaudited)

 (Dollars in thousands, except per share amounts)

	Three Months Ended September 30, 2019		Three Months Ended September 30, 2018
Net Sales	$236,658		231,086
Cost and Expenses:
Cost of sales	145,495		143,486
Selling, general and administrative expenses	46,043		39,618
Amortization of intangible assets	5,523		4,713
Interest expense	2,608		2,284
Other expenses (income), net	4,277		2,663
Total costs and expenses	203,946		192,764

Earnings before income taxes	32,712		38,322
Income taxes	7,854		9,870

Net earnings	$24,858		28,452

Diluted EPS - GAAP	$0.95		1.09

Diluted EPS - As Adjusted	$1.09	(1)	1.22	(2)

Diluted average common shares O/S:	26,146		26,103

(1)	Q4 2019 Adjusted EPS excluded $0.14 per share net impact of purchase accounting charges related to the Globe acquisition and restructuring charges incurred primarily at Plastique, Doble and PTI/VACCO during the fourth quarter of 2019.

(2)	Q4 2018 Adjusted EPS excluded $0.13 per share of after-tax charges incurred related to the Q4 2018 restructuring actions and the true-up of tax expense recorded resulting from the implementation of U.S. Tax Reform.

ESCO TECHNOLOGIES INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Operations (Unaudited)

 (Dollars in thousands, except per share amounts)

	Year Ended September 30, 2019		Year Ended September 30, 2018
Net Sales	$812,970		771,582
Cost and Expenses:
Cost of sales	508,521		490,397
Selling, general and administrative expenses	172,109		162,431
Amortization of intangible assets	19,488		18,328
Interest expense	8,396		8,748
Other expenses (income), net	2,240		3,655
Total costs and expenses	710,754		683,559

Earnings before income taxes	102,216		88,023
Income taxes	21,177		(4,113)

Net earnings	$81,039		92,136

Diluted EPS - GAAP	$3.10		3.54

Diluted EPS - As Adjusted	$3.13	(1)	2.77	(2)

Diluted average common shares O/S:	26,097		26,058

(1)	2019 Adjusted EPS excluded $0.03 per share net impact mainly from the purchase accounting charges related to the Globe acquisition and restructuring charges primarily at Plastique, PTI/VACCO & Doble partially offset by the gain on the sale of the Doble Watertown property.

(2)	2018 Adjusted EPS excluded $0.17 per share of after-tax charges incurred related to the 2018 restructuring actions, and excluded a $0.94 net tax benefit recorded resulting from the implementation of U.S. Tax Reform.

ESCO TECHNOLOGIES INC. AND SUBSIDIARIES

Condensed Business Segment Information (Unaudited)

(Dollars in thousands)

	GAAP		As Adjusted
	Q4 2019	Q4 2018	Q4 2019	Q4 2018
Net Sales
Filtration	$96,966	91,274	96,966	91,274
USG	54,276	56,013	54,276	56,013
Test	61,935	59,523	61,935	59,523
Technical Packaging	23,481	24,276	23,481	24,276
Totals	$236,658	231,086	236,658	231,086

EBIT
Filtration	$23,050	23,615	23,459	23,961
USG	11,708	15,364	12,715	16,399
Test	10,849	10,029	10,849	10,029
Technical Packaging	2,532	2,721	2,635	2,721
Corporate	(12,819)	(11,123)	(9,659)	(10,252)
Consolidated EBIT	35,320	40,606	39,999	42,858
Less: Interest expense	(2,608)	(2,284)	(2,608)	(2,284)
Less: Income tax expense	(7,854)	(9,870)	(8,941)	(8,582)
Net earnings	$24,858	28,452	28,450	31,992

Note 1: Adjusted net earnings were $28.5 million in Q4 2019 which excluded the $0.14 per share net impact of the purchase accounting charges related to the Globe acquisition and the restructuring charges incurred at Doble, Plastique, PTI and VACCO during Q4 2019.

Note 2: Adjusted net earnings were $32.0 million in Q4 2018 which excluded the $0.13 per share of after-tax charges incurred related to the Q4 2018 restructuring actions, and the true-up of tax expense recorded resulting from the implementation of U.S. Tax Reform.

EBITDA Reconciliation to Net earnings:

			Adjusted	Adjusted
	Q4 2019	Q4 2018	Q4 2019	Q4 2018
Consolidated EBITDA	$46,607	50,011	51,286	52,263
Less: Depr & Amort	(11,287)	(9,405)	(11,287)	(9,405)
Consolidated EBIT	35,320	40,606	39,999	42,858
Less: Interest expense	(2,608)	(2,284)	(2,608)	(2,284)
Less: Income tax expense	(7,854)	(9,870)	(8,941)	(8,582)
Net earnings	$24,858	28,452	28,450	31,992

ESCO TECHNOLOGIES INC. AND SUBSIDIARIES

Condensed Business Segment Information (Unaudited)

(Dollars in thousands)

	GAAP		As Adjusted
	FY 2019	FY 2018	FY 2019	FY 2018
Net Sales
Filtration	$325,735	286,805	325,735	286,805
USG	211,915	213,953	211,915	213,953
Test	188,394	182,892	188,394	182,892
Technical Packaging	86,926	87,932	86,926	87,932
Totals	$812,970	771,582	812,970	771,582

EBIT
Filtration	$70,142	58,670	71,316	59,464
USG	52,169	43,169	46,282	46,121
Test	25,640	23,826	25,640	23,826
Technical Packaging	5,865	8,075	7,299	8,075
Corporate	(43,204)	(36,969)	(39,375)	(35,875)
Consolidated EBIT	110,612	96,771	111,162	101,611
Less: Interest expense	(8,396)	(8,748)	(8,396)	(8,748)
Less: Income tax	(21,177)	4,113	(20,965)	(20,665)
Net earnings	$81,039	92,136	81,801	72,198

Note 1: Adjusted net earnings were $81.8 million in 2019 which excluded the $0.03 per share net impact of the purchase accounting charges related to the Globe acquisition and the restructuring charges incurred at Doble, Plastique, PTI and VACCO during 2019, partially offset by the gain on the sale of the Doble Watertown property.

Note 2: Adjusted net earnings were $72.2 million in 2018 which excluded $0.17 per share of after-tax charges incurred related to the 2018 restructuring actions, and excluded a $0.94 net tax benefit recorded resulting from the implementation of U.S. Tax Reform.

EBITDA Reconciliation to Net earnings:

			Adjusted	Adjusted
	FY 2019	FY 2018	FY 2019	FY 2018
Consolidated EBITDA	$150,662	134,526	151,212	139,366
Less: Depr & Amort	(40,050)	(37,755)	(40,050)	(37,755)
Consolidated EBIT	110,612	96,771	111,162	101,611
Less: Interest expense	(8,396)	(8,748)	(8,396)	(8,748)
(Less) Plus: Income tax	(21,177)	4,113	(20,965)	(20,665)
Net earnings	$81,039	92,136	81,801	72,198

ESCO TECHNOLOGIES INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets (Unaudited)

(Dollars in thousands)

	September 30, 2019	September 30, 2018
Assets
Cash and cash equivalents	$61,808	30,477
Accounts receivable, net	174,427	163,740
Contract assets	115,310	53,034
Inventories	128,825	135,416
Other current assets	14,824	13,356
Total current assets	495,194	396,023
Property, plant and equipment, net	161,470	134,954
Intangible assets, net	393,047	345,353
Goodwill	409,215	381,652
Other assets	7,794	7,140
	$1,466,720	1,265,122

Liabilities and Shareholders' Equity
Short-term borrowings and current maturities of long-term debt	$21,261	20,000
Accounts payable	71,370	63,033
Contract liabilities	81,177	49,035
Other current liabilities	77,827	68,462
Total current liabilities	251,635	200,530
Deferred tax liabilities	64,855	64,794
Other liabilities	59,008	40,388
Long-term debt	265,000	200,000
Shareholders' equity	826,222	759,410
	$1,466,720	1,265,122

ESCO TECHNOLOGIES INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows (Unaudited)

(Dollars in thousands)

Year Ended September 30, 2019
Cash flows from operating activities:
Net earnings	$81,039
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	40,050
Stock compensation expense	5,353
Changes in assets and liabilities	(9,944)
Change in PP&E from gain on building sale	(8,922)
Pension contributions	(2,500)
Effect of deferred taxes	61
Net cash provided by operating activities	105,137

Cash flows from investing activities:
Acquisition of businesses, net of cash acquired	(96,777)
Capital expenditures	(37,183)
Additions to capitalized software	(8,386)
Proceeds from sale of building and land	17,201
Net cash used by investing activities	(125,145)

Cash flows from financing activities:
Proceeds from long-term debt and short-term borrowings	131,261
Principal payments on long-term debt	(65,000)
Dividends paid	(8,302)
Debt issuance costs	(1,071)
Other	(3,371)
Net cash provided by financing activities	53,517

Effect of exchange rate changes on cash and cash equivalents	(2,178)

Net increase in cash and cash equivalents	31,331
Cash and cash equivalents, beginning of period	30,477
Cash and cash equivalents, end of period	$61,808

ESCO TECHNOLOGIES INC. AND SUBSIDIARIES

Other Selected Financial Data (Unaudited)

(Dollars in thousands)

Backlog And Entered Orders - Q4 FY 2019	Filtration	USG	Test	Technical Packaging	Total
Beginning Backlog - 7/1/19	$231,150	41,529	143,035	16,737	432,451
Entered Orders	154,256	54,461	52,477	18,146	279,340
Sales	(96,966)	(54,276)	(61,935)	(23,481)	(236,658)
Ending Backlog - 9/30/19	$288,440	41,714	133,577	11,402	475,133

Backlog And Entered Orders - YTD Q4 FY 2019	Filtration	USG	Test	Technical Packaging	Total
Beginning Backlog - 10/1/18	$204,227	40,727	122,350	15,467	382,771
Entered Orders	409,948	212,902	199,621	82,861	905,332
Sales	(325,735)	(211,915)	(188,394)	(86,926)	(812,970)
Ending Backlog - 9/30/19	$288,440	41,714	133,577	11,402	475,133